EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ADP PROVIDES UPDATED FISCAL 2015 GUIDANCE IN ANTICIPATION OF SPIN-OFF
Forecasting Fiscal 2015 EPS Growth of 12% to 14%, Compared with Restated $2.58 in Fiscal 2014

Roseland, N.J., September 29, 2014 – ADP® (Nasdaq: ADP), a leading global provider of Human Capital Management (HCM) solutions, today provided updated fiscal 2015 guidance in anticipation of the spin-off of its Dealer Services business unit, to be named CDK Global, Inc.

With the completion of the spin-off, ADP will report results of operations of the former Dealer Services business as discontinued operations. As a result, ADP revised its guidance for the current fiscal year ending June 30, 2015, and is now forecasting diluted earnings per share from continuing operations on a comparable basis to grow 12% to 14% in fiscal 2015 over last fiscal year’s restated $2.58 per share. This forecast includes a $0.02 benefit resulting from incremental share repurchases funded by the $825 million in dividend proceeds the company expects to receive from CDK Global as a result of the spin-off. The company anticipates completing the $825 million share repurchase by June 30, 2015, depending on market conditions.

The fiscal 2015 revenue growth forecast is unchanged and is expected to rise 7% to 8%.  See the accompanying table at the end of this release for the full year pro-forma 2014 financials and 2015 guidance presented with Dealer Services reported within discontinued operations.

About ADP
With more than $12 billion in revenues and 65 years of experience, ADP® (Nasdaq: ADP) serves approximately 637,000 clients in more than 125 countries.  As one of the world's largest providers of business outsourcing and Human Capital Management solutions, ADP offers a wide range of human resource, payroll, talent management, tax and benefits administration solutions from a single source, and helps clients comply with regulatory and legislative changes, such as the Affordable Care Act (ACA).  ADP's easy-to-use solutions for employers provide superior value to companies of all types and sizes.  ADP is also a leading provider of integrated computing solutions to auto, truck, motorcycle, marine, recreational vehicle, and heavy equipment dealers throughout the world.  For more information about ADP, visit the company's Web site at www.ADP.com.

ADP Updated Fiscal 2015 Guidance ($ amounts in millions, except per share amounts)	(unaudited) Fiscal 2014	Fiscal 2015 Forecast	Year-Over-Year Growth Forecast

Revenues
ADP as Reported	$12,206.5		7% - 8%
Dealer Services 1	(1,951.4)	(2,085 - 2,110)	7% - 8%
Updated ADP Revenues from Continuing Operations	$10,255.1		7% - 8%

Pretax Earnings
ADP as Reported	$2,274.6
Spin-related costs recorded in 4Q FY14 1	14.9
ADP as Adjusted	$2,289.5

Dealer Services 1	$(428.1)	(465 - 475)
Stock Compensation and Other 1	24.3	~15
Adjustment for Dealer Services	(403.8)	(450 - 460)

Updated ADP Pretax Earnings from Continuing Operations	$1,885.7

Pretax Margin
ADP as Reported	18.6%
Impact of spin-related costs recorded in 4Q FY14	0.1%
ADP as Adjusted	18.8%		75 - 100 bps
Dealer Services	(0.4%)	(0.4% - 0.6%)	~ 50 bps
Updated ADP Pretax Margin from Continuing Operations	18.4%		75 - 100 bps

ADP Effective Tax Rate	33.9%		Increase to 34.6%

Diluted EPS
ADP as Reported	$3.11
Impact of spin-related costs recorded in 4Q FY14 1	$0.03
ADP as Adjusted/Forecasted	$3.14	$3.49 - $3.55	11% - 13%
Dealer Services Impact 1	$(0.56)	$(0.61 - $0.62)
Updated ADP Diluted EPS From Continuing Operations	$2.58	$2.87 - $2.93	11% - 13%

Benefit from $825m of Share Repurchases		$0.02

Updated ADP EPS from Continuing Operations including $825m of
Share Repurchases		$2.89 - $2.95	12% - 14%

1 Reported as Discontinued Operations

Numbers may not foot due to rounding

This document and other written or oral statements made from time to time by ADP may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like "expects," "assumes," "projects," "anticipates," "estimates," "we believe," "could" and other words of similar meaning, are forward-looking statements. These statements are based on management's expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include: ADP's success in obtaining, retaining and selling additional services to clients; the pricing of products and services; changes in laws regulating payroll taxes, professional employer organizations and employee benefits; overall market and economic conditions, including interest rate and foreign currency trends; competitive conditions; auto sales and related industry changes; employment and wage levels; changes in technology; availability of skilled technical associates; and the impact of new acquisitions and divestitures. In addition, the proposed spin-off of the Dealer Services business is subject to inherent risks and uncertainties, including: risks that the spin-off will not be consummated; increased demands on our management team to accomplish the spin-off, significant transaction costs and risks from changes in results of operations of our reportable segments.  ADP disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. These risks and uncertainties, along with the risk factors discussed under "Item 1A. - Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended June 30, 2014 should be considered in evaluating any forward-looking statements contained herein.

Source: Automatic Data Processing, Inc.

Investor Relations Contact:
Sara Grilliot
973.974.7834
sara.grilliot@ADP.com

Media Contact:
Michael Schneider
973.567.1775
michael.schneider@ADP.com